SCHEDULE 14A

                                 (Rule 14a-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material under Rule 14a-12

                               The Wet Seal, Inc.
 ................................................................................
                (Name of Registrant as Specified In Its Charter)
 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:

      ..........................................................................

      2) Aggregate number of securities to which transaction applies:

      ..........................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      ..........................................................................

      4) Proposed maximum aggregate value of transaction:

      ..........................................................................

      5) Total fee paid:

      ..........................................................................
   [_]   Fee paid previously with written preliminary materials.

   [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      ..........................................................................

      2) Form, Schedule or Registration Statement No.:

      ..........................................................................

      3) Filing Party:

      ..........................................................................

      4) Date Filed

      ..........................................................................

                               THE WET SEAL, INC.
                                  26972 Burbank
                        Foothill Ranch, California 92610

                                                             _____________, 2001

Dear Stockholder:

         A special meeting of stockholders of The Wet Seal, Inc. will be held at our offices at 26972 Burbank, Foothill Ranch, California 92610, at 10:00 a.m., on __________, ______, 2001.

         The sole purpose of the special meeting will be to increase the number of authorized shares of our class A common stock from 20,000,000 shares to 60,000,000 shares. Our board of directors has authorized this increase, subject to stockholder approval, in order to immediately implement a 3 for 2 stock split, which the board believes is desirable to increase the liquidity of our class A common stock. There is no other immediate purpose for the increase in our authorized shares, although these additional shares could be used, from time to time, for further stock splits, possible acquisitions and other corporate purposes.

         It is very important that you vote in favor of this proposal so that the stock split can be effected as promptly as possible. The record date for the stock split will be the date of the special meeting.

         Whether or not you expect to attend the special meeting, you are urged to sign and return the enclosed proxy card in the envelope provided in order to make certain that your shares will be represented at the meeting.


                                                           Sincerely,


                                                           Irving Teitelbaum
                                                           Chairman of the Board

                               THE WET SEAL, INC.
                                  26972 Burbank
                        Foothill Ranch, California 92610
                             ----------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               ____________, 2001
                                   10:00 a.m.
                             ----------------------


         Notice is hereby given that the special meeting of stockholders of The Wet Seal, Inc. will be held at our offices at 26972 Burbank, Foothill Ranch, California 92610, on _____________, ________, 2001 at 10:00 a.m. to consider and vote upon:

         1. An amendment to our restated certificate of incorporation to increase the number of authorized shares of class A common stock from 20,000,000 shares to 60,000,000 shares; and

         2. To transact such other business as may properly come before the special meeting.

         The board of directors has fixed the close of business on June 14, 2001 as the record date for determining the stockholders entitled to notice of, and to vote, at the special meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the special meeting, during normal business hours, at our offices for a period of ten days before the special meeting.

         To assure that your shares will be represented at the special meeting, please sign and promptly return the accompanying proxy card in the enclosed envelope. You may revoke your proxy at any time before it is voted.


                                             By order of the board of directors,


                                             Stephen Gross
                                             Secretary

Dated: ___________, 2001

                               THE WET SEAL, INC.
                                  26972 Burbank
                        Foothill Ranch, California 92610
                             ----------------------

                                 PROXY STATEMENT
                               ____________, 2001
                             ----------------------


         This proxy statement is furnished by the board of directors of The Wet Seal, Inc., a Delaware Corporation, in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at our offices at 26972 Burbank, Foothill Ranch, California 92610 on ___________, ________, 2001 beginning at 10:00 a.m. and at any adjournments thereof. The special meeting has been called to consider and vote upon an amendment to our restated certificate of incorporation to increase the number of authorized shares and to consider any other business as may properly come before the special meeting. This proxy statement and the accompanying proxy are being sent to stockholders of record on or about ___________, 2001.

                             VOTING BY STOCKHOLDERS

         Only holders of record of our common stock at the close of business on June 14, 2001 are entitled to receive notice of, and to vote at, the special meeting. On that date, there were ___________ shares of our class A common stock, $0.10 par value, and 2,897,092 shares of our class B common stock, $0.10 par value, issued and outstanding. Of the ___________ shares of class A common stock, 1,367,600 shares are currently held as treasury stock and thus not entitled to vote. Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to two votes per share. Holders of class A and class B common stock vote together as a single class on most matters and as separate classes on certain matters that affect the rights of holders of our class A and class B common stock. According to our restated certificate of incorporation, stockholders may not cumulate their voting rights.

         The presence, in person or by proxy, of the holders of a majority of the shares issued and outstanding and entitled to vote is necessary to constitute a quorum at the special meeting. In addition, the presence, in person or by proxy, of the holders of one-third of the shares of class A common stock issued and outstanding and entitled to vote is necessary to constitute a quorum for the purpose of voting on the proposed amendment to our restated certificate of incorporation.

         The approval of the amendment to our restated certificate of incorporation will require the affirmative vote of (i) the majority of votes represented by the outstanding shares of class A common stock and class B common stock entitled to vote thereon, voting together as a single class, and, (ii) the majority of the outstanding shares of class A common stock entitled to vote thereon, voting together as a separate class.

         The shares represented by each properly executed unrevoked proxy received in time for the special meeting will be voted in accordance with the instructions specified therein, or, in the absence of instructions, FOR Proposal 1 and will be voted in accordance with the discretion of the proxies upon all other matters which may properly come before the special meeting. You may revoke your proxy any time before it is voted at the meeting either by delivering a subsequent proxy or other written notice of revocation to us at the above address or by attending the meeting and voting in person. Under Delaware law, abstentions are treated as present and entitled to vote at the special meeting and thus have the effect of a vote against a proposal. A broker non-vote on a proposal is considered not entitled to vote on that matter and thus is not counted in determining whether a proposal requiring approval of a majority of the shares present and entitled to vote has been approved or whether a majority of the vote of the shares present and entitled to vote has been cast.

                                   PROPOSAL 1

                                AMENDMENT TO OUR
                      RESTATED CERTIFICATE OF INCORPORATION

         Our restated certificate of incorporation, as currently in effect, authorizes us to issue 32,000,000 shares of capital stock, of which up to 2,000,000 shares are designated as preferred stock having a par value of $0.01 per share, 20,000,000 shares are designated as class A common stock having a par value of $0.10 per share and 10,000,000 shares are designated as class B common stock having a par value of $0.10 per share. On June ___, 2001, the board of directors authorized an amendment to our restated certificate of incorporation to increase the authorized number of shares of capital stock to 72,000,000 shares, of which up to 60,000,000 shares would be designated as class A common stock. The authorized number of shares of preferred stock and class B common stock remain unchanged under the proposed amendment. The text of the proposed amendment is attached as Exhibit A to this proxy statement.

         The additional class A common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding class A common stock. Adoption of the proposed amendment and issuance of additional shares of common stock would not affect the rights of the holders of currently outstanding common stock or preferred stock, except for effects incidental to increasing the number of shares of common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a certificate of amendment to our restated certificate of incorporation with the Secretary of State of the State of Delaware.

         As of June 4, 2001, there were 11,610,960 shares of class A common stock and 2,897,092 shares of class B common stock issued and outstanding, respectively. Under our restated certificate of incorporation, a class B stockholder has the right at any time to convert any share of class B common stock into one share of class A common stock. As a result, we have reserved for issuance a total of 2,897,092 shares of class A common stock to allow for this conversion. In addition, as of June 4, 2001, (i) a total of 2,650,000 shares of class A common stock were reserved for issuance pursuant to The Wet Seal, Inc. 1996 Long-Term Incentive Plan, of which options to acquire 1,252,500 shares of class A common stock were issued and outstanding as of that date, and (ii) a total of 500,000 shares of class A common stock were reserved for issuance pursuant to The Wet Seal, Inc. Stock Incentive Plan, of which options to acquire 376,221 shares of class A common stock were issued and outstanding as of that date.

         The principal purpose of the proposed amendment to our restated certificate of incorporation is to authorize additional shares of class A common stock which will be available for issuance to the holders of our class A common stock as part of our proposed 3 for 2 stock split, which the board believes is desirable to increase the liquidity of our common stock. In addition, these shares will be available in the event that the board of directors determines that it is necessary or appropriate to effect future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets through the issuance of securities, to establish a strategic relationship with a corporate partner through the exchange of securities or for issuance under our stock option plans. The board of directors believes that approval of the proposed amendment to increase the authorized shares of common stock is necessary to provide our company with the flexibility to pursue these types of opportunities without added delay and expense. If the proposed amendment is adopted, 40,000,000 additional shares of class A common stock will be available for issuance by the board of directors without any further stockholder approval, although certain issuances of shares may require stockholder approval in accordance with the requirements of the Nasdaq National Market or Delaware law. We have no present plans or proposals to issue the additional authorized shares other than to issue shares to holders of our class A common stock as part of our proposed stock split.

         The flexibility of the board of directors to issue additional shares of stock could enhance the board's ability to negotiate on behalf of the stockholders in a takeover situation. Although it is not the purpose of the proposed amendment, the authorized but unissued shares of common stock could also be used by the board of directors to discourage, delay or make more difficult a change in control of our company. For example, these shares could be privately placed with purchasers who might align themselves with the board in opposing a hostile takeover bid. The issuance of additional shares might serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock. We have previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including provisions of our restated certificate of incorporation authorizing the board of directors to issue up to 2,000,000 shares of preferred stock with terms, provisions and rights fixed by the board. The board of directors is not aware of any pending or proposed effort to acquire control of our company.

         The board unanimously recommends a vote "FOR" approval of the amendment to our restated certificate of incorporation to increase the authorized shares of class A common stock from 20,000,000 shares to 60,000,000 shares.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information regarding the beneficial ownership of our common stock as of June 4, 2001 for: (i) each person known by us to have beneficial ownership of more than 5% of each class of our capital stock; (ii) each of our directors; (iii) our Chief Executive Officer, our four other most highly compensated executive officers serving as executive officers at the end of our last fiscal year and a former executive officer; and (iv) all of our directors and officers as a group. As of June 4, 2001, there were 11,610,960 and 2,897,092 shares of class A common stock and class B common stock outstanding, respectively.



                                                                                                      %
                                                                %                        %        Beneficial   Percent
                                                            Beneficial               Beneficial   Ownership    of Vote
                                                Number of   Ownership    Number of   Ownership    of all       of all
                                                Shares of   of Shares    Shares of   of Shares    Classes      Classes
Name                                            Class A     of Class A   Class B     of Class B   of Stock     of Stock
----                                            -------     ----------   -------     ----------   --------     --------

Los Angeles Express Fashions, Inc.
  (Suzy Shier Equities, Inc. Subsidiary)(1)...       --           --     1,455,000      50.2%      11.0%        18.1%
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P1H6
Maisar Investments, Inc.
  (Gross-Teitelbaum Holdings Inc.
  Subsidiary)(1).......................              --           --       800,000      27.6%       6.1%         9.9%
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P1H6
Suzy Shier Equities, Inc.
  (Suzy Shier Ltd. Subsidiary)(1)......              --           --       175,000       6.0%       1.3%         2.2%
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P1H6
Kathy Bronstein(2).....................           7,607            *       467,092      16.0%       3.6%         5.9%
Greg Scott(3)..........................          20,000            *            --        --          *            *
Ann Cadier Kim(3)......................          17,155            *            --        --          *            *
Barbara Bachman(3).....................           7,145            *            --        --          *            *
Sharon Hughes(3).......................          18,631            *            --        --          *            *
Edmond Thomas(4).......................              --            *            --        --          *            *
George H. Benter, Jr.(3)...............           7,500            *            --        --          *            *
Walter F. Loeb(3)......................           6,400            *            --        --          *            *
Wilfred Posluns........................              --            *            --        --          *            *
Gerald Randolph........................              --            *            --        --          *            *
Alan Siegel............................              --            *            --        --          *            *
SAFECO Corporation(5)..................         817,600          7.9%           --        --        6.2%         5.1%
  SAFECO Plaza
  Seattle, Washington 98185
FMR Corp.(6)...........................         693,500          6.7%           --        --        5.3%         4.3%
  82 Devonshire Street
  Boston, Massachusetts 02109
The TCW Group, Inc.(7).................         571,800          5.5%           --        --        4.3%         3.6%
  865 South Figueroa Street
  Los Angeles, California 90017
All directors and officers as a group
  (13 individuals)(3)..................          84,438            *     2,897,092     100.0%      22.6%        36.5%



-------------------------
*   Less than 1%

(1) Los Angeles Express Fashions, Inc., Maisar Investments, Inc. and Suzy Shier Equities, Inc. are directly or indirectly controlled by Irving Teitelbaum, Chairman of the Board, and Stephen Gross, Secretary and a director of our company. These stockholders beneficially own shares which in the aggregate represent approximately 30.2% of the total voting power with respect to our company. Under our restated certificate of incorporation, a class B stockholder has the right at any time to convert any share of class B common stock into one share of class A common stock.

(2) Ms. Bronstein has sole voting and dispositive power with respect to all of the stated holdings of class A and class B common stock. Ms. Bronstein also holds options to purchase an additional 260,000 shares of class A common stock which become exercisable over the next four years. Under our restated certificate of incorporation, a class B stockholder has the right at any time to convert any share of class B common stock into one share of class A common stock.

(3) Shares held include options representing the immediate right to purchase the following shares of class A common stock: Mr. Scott--20,000; Ms. Cadier Kim--14,000; Ms. Bachman--2,000; Ms. Hughes--14,500; Mr.
       Benter--6,000; and Mr. Loeb--5,000.

(4) Mr. Thomas resigned as a director and as President and Chief Operating Officer of our company effective November 2000.

(5) As reported in a Schedule 13G dated January 12, 2001, SAFECO Corporation beneficially owns 817,600 shares of our class A common stock.

(6) As reported in a Schedule 13G dated February 14, 2001, FMR Corp. beneficially owns 693,500 shares of our class A common stock.

(7) As reported in a Schedule 13G dated February 12, 2001, The TCW Group, Inc. beneficially owns 571,800 shares of our class A common stock.

                                  OTHER MATTERS

         The board of directors knows of no other business to come before the special meeting. However, if any other matters are properly brought before the special meeting, the persons named in the accompanying form of proxy or their substitutes will vote in their discretion on such matters.

         The cost of this solicitation of proxies will be borne by us. We have retained MacKenzie Partners, Inc. at an estimated cost of $3,000, plus reimbursement of expenses, to assist us in soliciting proxies from brokers, nominees, institutions and individuals. In addition, we may make arrangements with brokerage houses, custodians, nominees and fiduciaries to send proxies and materials to their principals and, upon request, we will reimburse them for their expenses in so doing.

                     STOCKHOLDER PROPOSALS FOR PRESENTATION
                             AT 2002 ANNUAL MEETING

         If a stockholder wishes to present a proposal for consideration at the next annual meeting of stockholders, the proposal must be received at our executive offices no later than December 25, 2001 to be considered for inclusion in our proxy statement and form of proxy for that annual meeting.

                                  EXHIBIT INDEX

Number            Description                                               Page

A                 Text of Proposed Amendment to Restated Certificate        A-1
                  of Incorporation of The Wet Seal, Inc.

                                    Exhibit A
                                    ---------

                        Text of Proposed Amendment to the
                    Restated Certificate of Incorporation of
                               The Wet Seal, Inc.


         Set forth below is the text of Article IV, Section 4.1 of the Restated Certificate of Incorporation of The Wet Seal, Inc., as proposed to be amended if Proposal #1 is approved by our stockholders:

              "Section 4.1.  Number of Shares.  The total number of shares which
                             ----------------
         the corporation shall have authority to issue is SEVENTY TWO MILLION (72,000,000), consisting of "Common Stock" and "Preferred Stock" as follows:

                      (a) Preferred   Stock.  The  total  number  of  shares  of
                          -----------------
         Preferred Stock shall be TWO MILLION (2,000,000), having a par value of one cent ($0.01) per share, which may be issued from time to time in one or more series. The board of directors is hereby authorized to fix, by resolution or resolutions providing for the issue of any such series, the voting powers, if any, and the designation, preferences and rights of the shares in such series, and the qualifications, limitations or restrictions thereof, including, but not limited to, the following:

                      (1) the number of shares  constituting that series and the distinctive designation thereof;

                      (2) the  dividend  rate  on the  shares  of  that  series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                      (3) the voting rights, if any, of shares of that series in addition to the voting rights provided by law, and the terms of such voting rights;

                      (4) the terms and conditions of the conversion privileges, if any, of shares of that series, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

                      (5) the terms and conditions of  redemption,  if shares of that series shall be redeemable, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                      (6) the  terms  and  amount  of any  sinking  fund for the redemption or purchase of shares of that series, if any;

                      (7) the rights of the  shares of that  series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

                      (8) any other relative rights, preferences and limitations of that series.

                      Dividends on outstanding Preferred Stock shall be declared and paid, or set apart for payment, before any dividend shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

                      (b) Common  Stock.  The  total  number of shares of Common
                          -------------
         Stock shall be SEVENTY MILLION (70,000,000), divided into two classes designated as Class A Common Stock and Class B Common Stock, as follows: the total number of authorized shares of Class A Common Stock shall be SIXTY MILLION (60,000,000), and each share of Class A Common Stock shall have a par value of ten cents ($0.10); and the total number of authorized shares of Class B Common Stock shall be TEN MILLION (10,000,000), and each share of Class B Common Stock shall have a par value of ten cents ($0.10)."



                                       A-2